Jason Industries Reports Second Quarter 2016 Results

MILWAUKEE, August 4, 2016 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported second quarter 2016 net sales of $185.7 million, net loss of $2.4 million and diluted loss per share of $0.13. These results included pre-tax restructuring of $1.8 million. For the second quarter of 2016, adjusted net loss was $1.9 million and adjusted loss per share was $0.07.

“The second quarter was a disappointing quarter for us as significant end market slowdowns impacted Components and Seating,” said Jeffry N. Quinn, chairman and chief executive officer of Jason. “Seating was impacted by an early end to the turf care season and overall volume softness. Components saw decelerating volumes for railcar products as customers rapidly delayed orders at the end of the quarter. We expect both of these trends to continue throughout the back half of this year and into 2017.”
“While we have made progress addressing the issues in our plants, we are not yet performing up to our expectations. Improving the consistency of our results remains our highest priority. As we fix our operating issues, we have also taken the initial actions in our global cost reduction program and achieved savings in the quarter as expected. We will enhance and accelerate that program to manage through changing end markets to better position Jason for the long term.”

Second Quarter 2016 Financial Results (versus the year ago period):

Lower volumes in Seating and Components offset growth in Acoustics and Finishing. Net sales of $185.7 million decreased $1.9 million, or 1.0 percent. Net sales were negatively impacted by $0.2 million, or 0.1 percent, of foreign currency translation. Net sales includes $7.5 million, or 4.0 percent, of acquisition growth from the acquisition of DRONCO within Finishing. Excluding the impact of foreign currency and acquisitions, organic sales decreased 4.9 percent.

Net loss was $2.4 million compared with net loss of $0.9 million. Diluted loss per share was $0.13 compared with diluted loss per share of $0.07. Adjusted net loss was $1.9 million compared with adjusted net income of $3.4 million. Adjusted loss per share was $0.07 compared with adjusted earnings per share of $0.12.

Adjusted EBITDA was $18.8 million, or 10.1 percent of net sales, compared with $24.9 million, or 13.3 percent of net sales. Adjusted EBITDA decreased $6.1 million on lower volumes in Seating and Components, new platform launch inefficiencies in Acoustics, and corporate investments in operational improvement initiatives. Global cost reduction program savings were $2.4 million in the second quarter and $2.7 million year-to-date in 2016.

For the six months ended July 1, 2016, net cash provided by operating activities was $20.8 million compared with $21.5 million. Capital expenditures were $12.1 million, a decrease of $3.2 million. Free cash flow was $5.9 million compared with free cash flow of $4.4 million, and was positively impacted by improved working capital and lower capital expenditures and was reduced by $8.5 million due to timing of interest and dividend payments relative to the end of the fiscal period.

Net debt to Adjusted EBITDA on a pro forma trailing twelve-month basis was 5.6x as of the end of the second quarter. Total liquidity as of the end of the second quarter was $88.4 million, comprised of $41.3 million of cash and cash equivalents and $47.1 million of availability on revolving loan facilities globally.

Second Quarter 2016 Segment Results (versus the year ago period):

Seating
Seating net sales of $44.7 million decreased $7.2 million, or 13.9 percent, with lower volumes in heavyweight motorcycle, heavy industry and an early end to the turf care season. Adjusted EBITDA was $5.6 million, or 12.6 percent of net sales, compared with $9.3 million, or 17.9 percent of net sales. Adjusted EBITDA was negatively impacted by lower volumes, operational inefficiencies, and higher overhead costs related to investments in improving operations.

Finishing
Finishing net sales of $53.2 million increased $6.6 million, or 13.9 percent, including net sales of $7.5 million from the acquisition of DRONCO, and a negative foreign currency translation impact of $0.3 million, or 0.6 percent. Excluding the impact of foreign currency and acquisitions, organic sales decreased 1.5 percent with lower U.S. industrial demand. Adjusted EBITDA was $7.6 million, or 14.4 percent of net sales, compared with $6.7 million, or 14.4 percent of net sales, and was favorably impacted by $1.2 million of savings from the global cost reduction program.

Acoustics
Acoustics net sales of $63.2 million increased $7.2 million, or 12.8 percent, and were favorably impacted by foreign currency translation of $0.2 million, or 0.3 percent. Excluding the impact of foreign currency, organic sales growth was 12.5 percent driven by increased volumes on new platform awards. Adjusted EBITDA was $6.8 million, or 10.7 percent of net sales, compared with $7.3 million, or 13.1 percent of net sales. Adjusted EBITDA margin decreased due to new platform launch inefficiencies as production volumes ramped during the quarter, partially offset by favorable material pricing and $0.7 million of cost reduction program savings.

Components
Net sales in Components of $24.6 million decreased $8.3 million, or 25.3 percent, with significantly lower rail car component volumes and lower demand for industrial metal products. Adjusted EBITDA was $3.3 million, or 13.5 percent of net sales, compared with $5.5 million, or 16.8 percent of net sales. Adjusted EBITDA decreased on lower volumes, transitional costs related to moving production to San Luis Potosi, Mexico, partially offset by favorable material pricing.

Corporate
Corporate expenses of $4.6 million increased $0.6 million, primarily due to $1.2 million of costs for manufacturing and supply chain improvement initiatives and training, and investments in enhancing the Company’s organizational structure, leadership, and talent.

2016 Guidance:

Brian Kobylinski, president and chief operating officer of Jason, stated, “We successfully executed the initial actions in our global cost reduction program and will achieve $7 million in selling and administrative cost reductions in 2016. However, weakening end markets and additional investments required to fix our operations are offsetting much of our anticipated progress. With a lower sales outlook for the year, we are increasing our working capital focus and capital expenditure management while accelerating additional actions to further reduce expenses, rationalize footprint, and right size our cost structure.”

For 2016, Jason now expects net sales in the range of $715 to $730 million and Adjusted EBITDA in the range of $73 to $76 million. Prior guidance was net sales in the range of $735 to $750 million and Adjusted EBITDA in the range of $84 to $90 million.
Conference Call:

The Company will hold a conference call to discuss its second quarter results today at 11:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries Second Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), August 11, 2016. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (ii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions) and (b) the period-to-period change in results (excluding acquisitions) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding period of the prior year.
Contact Information
Investor Relations:

Chad Paris
investors@jasoninc.com
414.277.2007

Media: Melissa Zona
mzona@jasoninc.com
636.751.4057

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2016	June 26, 2015	July 1, 2016	June 26, 2015
Net sales	$185,687	$187,578	$376,661	$363,414
Cost of goods sold	148,531	145,954	301,614	282,843
Gross profit	37,156	41,624	75,047	80,571
Selling and administrative expenses	28,273	32,521	60,574	64,014
(Gain) loss on disposals of property, plant and equipment - net	(14)	(4)	689	22
Restructuring	1,783	1,010	4,500	2,714
Transaction-related expenses	—	710	—	886
Operating income	7,114	7,387	9,284	12,935
Interest expense	(7,963)	(7,918)	(15,987)	(15,424)
Equity income	142	260	311	542
Other income - net	283	50	401	85
Loss before income taxes	(424)	(221)	(5,991)	(1,862)
Tax provision (benefit)	1,946	644	(605)	(103)
Net loss	$(2,370)	$(865)	$(5,386)	$(1,759)
Less net loss attributable to noncontrolling interests	(400)	(146)	(910)	(297)
Net loss attributable to Jason Industries	$(1,970)	$(719)	$(4,476)	$(1,462)
Accretion of preferred stock dividends	900	900	1,800	1,800
Net loss available to common shareholders of Jason Industries	$(2,870)	$(1,619)	$(6,276)	$(3,262)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.13)	$(0.07)	$(0.28)	$(0.15)

Weighted average number of common shares outstanding:
Basic and diluted	22,395	22,011	22,392	22,001

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	July 1, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$41,326	$35,944
Accounts receivable - net	96,423	79,088
Inventories - net	78,453	80,432
Other current assets	23,872	30,903
Total current assets	240,074	226,367
Property, plant and equipment - net	190,370	196,150
Goodwill	106,765	106,170
Other intangible assets - net	152,275	157,915
Other assets - net	9,302	10,490
Total assets	$698,786	$697,092

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$6,126	$6,186
Accounts payable	70,015	56,838
Accrued compensation and employee benefits	20,112	18,750
Accrued interest	181	75
Other current liabilities	27,587	28,733
Total current liabilities	124,021	110,582
Long-term debt	424,596	426,150
Deferred income taxes	53,147	57,247
Other long-term liabilities	22,794	18,119
Total liabilities	624,558	612,098

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at July 1, 2016 and December 31, 2015)	45,000	45,000
Jason Industries common stock, $0.0001 par value (120,000,000 shares authorized; issued and outstanding: 22,386,033 shares at July 1, 2016 and 22,295,003 shares at December 31, 2015)	2	2
Additional paid-in capital	140,235	143,533
Retained deficit	(100,473)	(95,997)
Accumulated other comprehensive loss	(23,186)	(21,456)
Shareholders’ equity attributable to Jason Industries	61,578	71,082
Noncontrolling interests	12,650	13,912
Total equity	74,228	84,994
Total liabilities and equity	$698,786	$697,092

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Six Months Ended
	July 1, 2016	June 26, 2015
Cash flows from operating activities
Net loss	$(5,386)	$(1,759)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,322	14,659
Amortization of intangible assets	6,315	7,228
Amortization of deferred financing costs and debt discount	1,504	1,504
Equity income	(311)	(542)
Deferred income taxes	(2,313)	(4,692)
Loss on disposals of property, plant and equipment - net	689	22
Dividends from joint venture	836	—
Non-cash share-based compensation	(1,373)	4,952
Net increase (decrease) in cash due to changes in:
Accounts receivable	(17,322)	(20,031)
Inventories	2,346	3,755
Other current assets	4,142	(3,085)
Accounts payable	14,206	4,173
Accrued compensation and employee benefits	1,342	6,638
Accrued interest	106	6,526
Accrued income taxes	(652)	2,521
Other - net	1,326	(366)
Total adjustments	26,163	23,262
Net cash provided by operating activities	20,777	21,503
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment and other assets	3,017	78
Payments for property, plant and equipment	(12,129)	(15,318)
Acquisitions of business, net of cash acquired	—	(34,763)
Acquisitions of patents	(101)	(105)
Net cash used in investing activities	(9,213)	(50,108)
Cash flows from financing activities
Payments of First Lien term loan	(1,550)	(775)
Proceeds from other long-term debt	4,571	5,031
Payments of other long-term debt	(6,316)	(1,378)
Payments of preferred stock dividends	(2,700)	(1,800)
Other financing activities - net	(125)	(248)
Net cash (used in) provided by financing activities	(6,120)	830
Effect of exchange rate changes on cash and cash equivalents	(62)	(1,537)
Net increase (decrease) in cash and cash equivalents	5,382	(29,312)
Cash and cash equivalents, beginning of period	35,944	62,279
Cash and cash equivalents, end of period	$41,326	$32,967

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Seating
Net sales	$50,960	$51,909	$37,198	$36,725	$176,792	$51,950	$44,680			$96,630
Adjusted EBITDA	7,960	9,311	2,904	(409)	19,766	6,629	5,620			12,249
Adjusted EBITDA % net sales	15.6%	17.9%	7.8%	(1.1)%	11.2%	12.8%	12.6%			12.7%

Finishing
Net sales	$42,850	$46,646	$52,339	$49,559	$191,394	$50,276	$53,148			$103,424
Adjusted EBITDA	6,311	6,727	7,223	5,538	25,799	5,229	7,634			12,863
Adjusted EBITDA % net sales	14.7%	14.4%	13.8%	11.2%	13.5%	10.4%	14.4%			12.4%

Acoustics
Net sales	$50,921	$56,052	$51,755	$59,319	$218,047	$61,911	$63,225			$125,136
Adjusted EBITDA	4,854	7,338	7,014	8,309	27,515	6,615	6,758			13,373
Adjusted EBITDA % net sales	9.5%	13.1%	13.6%	14.0%	12.6%	10.7%	10.7%			10.7%

Components
Net sales	$31,105	$32,971	$29,882	$28,175	$122,133	$26,837	$24,634			$51,471
Adjusted EBITDA	5,173	5,529	5,211	5,030	20,943	4,613	3,337			7,950
Adjusted EBITDA % net sales	16.6%	16.8%	17.4%	17.9%	17.1%	17.2%	13.5%			15.4%

Corporate
Adjusted EBITDA	$(3,295)	$(4,005)	$(3,762)	$(1,797)	$(12,859)	$(4,747)	$(4,595)			$(9,342)

Consolidated
Net sales	$175,836	$187,578	$171,174	$173,778	$708,366	$190,974	$185,687			$376,661
Adjusted EBITDA	21,003	24,900	18,590	16,671	81,164	18,339	18,754			37,093
Adjusted EBITDA % net sales	11.9%	13.3%	10.9%	9.6%	11.5%	9.6%	10.1%			9.8%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	2Q 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(13.7)%	(1.5)%	12.5%	(25.3)%	(4.9)%
Currency impact	(0.2)%	(0.6)%	0.3%	—%	(0.1)%
Acquisitions	—%	16.0%	—%	—%	4.0%
Growth as reported	(13.9)%	13.9%	12.8%	(25.3)%	(1.0)%

	YTD 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(5.9)%	(1.9)%	17.0%	(19.7)%	(0.6)%
Currency impact	(0.2)%	(1.8)%	—%	—%	(0.5)%
Acquisitions	—%	19.3%	—%	—%	4.7%
Growth as reported	(6.1)%	15.6%	17.0%	(19.7)%	3.6%

Free Cash Flow

	2Q		YTD
	2015	2016	2015	2016
Operating Cash Flow	$18,291	$10,508	$21,503	$20,777
Less: Capital Expenditures	(8,083)	(5,680)	(15,318)	(12,129)
Less: Preferred Stock Dividends	(900)	(900)	(1,800)	(2,700)
Free Cash Flow After Dividends	$9,308	$3,928	$4,385	$5,948

Net Debt to Adjusted EBITDA

July 1, 2016
Current and long-term debt	$430,722
Add: Debt discounts and deferred financing costs	13,801
Less: Cash and cash equivalents	(41,326)
Net Debt	$403,197

Adjusted EBITDA
3Q15	$18,590
4Q15	16,671
1Q16	18,339
2Q16	18,754
TTM Adjusted EBITDA	72,354

Net Debt to Adjusted EBITDA*	5.6x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 5.0x as of July 1, 2016. See
Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)			$(5,386)
Tax provision (benefit)	(747)	644	(1,814)	(20,338)	(22,255)	(2,551)	1,946			(605)
Interest expense	7,506	7,918	7,996	8,415	31,835	8,024	7,963			15,987
Depreciation and amortization	10,411	11,476	11,691	11,670	45,248	10,297	11,340			21,637
EBITDA	16,276	19,173	14,697	(84,919)	(34,773)	12,754	18,879			31,633
Adjustments:
Impairment charges(1)	—	—	—	94,126	94,126	—	—			—
Restructuring(2)	1,704	1,010	923	163	3,800	2,717	1,783			4,500
Transaction-related expenses(3)	176	710	—	—	886	—	—			—
Integration and other restructuring costs(4)	758	1,122	1,467	5,700	9,047	1,589	55			1,644
Share-based compensation(5)	2,063	2,889	1,511	1,506	7,969	576	(1,949)			(1,373)
Loss (gain) on disposals of fixed assets—net(6)	26	(4)	(8)	95	109	703	(14)			689
Total adjustments	4,727	5,727	3,893	101,590	115,937	5,585	(125)			5,460
Adjusted EBITDA	$21,003	$24,900	$18,590	$16,671	$81,164	$18,339	$18,754			$37,093

(1)	Represents non-cash impairment charges of $58.8 million and $35.3 million related to impairment of goodwill and other intangible assets, respectively, in the seating segment.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)	Transaction-related expenses primarily consist of professional service fees related to the Company’s acquisition and divestiture activities.

(4)
During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facility in Richmond, Indiana. During 2015, integration and other restructuring costs includes 1) equipment move costs and incremental facility preparation and related costs incurred in connection with the start-up of new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana, and 2) $5.9 million of severance and expenses related to the transitions of the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), partially offset by 3) a $0.8 million gain resulting from termination of an unfavorable lease recorded in acquisition accounting. Such costs are not included in restructuring for GAAP purposes.

(5)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units. During 2015, share based compensation includes $2.9 million of expense due to accelerated vesting of RSU’s related to the transition of the Company’s CEO and CFO.

(6)	Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on a seating segment facility held for sale.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)			$(5,386)
Adjustments:
Impairment charges	—	—	—	94,126	94,126	—	—			—
Restructuring	1,704	1,010	923	163	3,800	2,717	1,783			4,500
Transaction-related expenses	176	710	—	—	886	—	—			—
Integration and other restructuring costs	758	1,122	1,467	5,700	9,047	1,589	55			1,644
Share based compensation	2,063	2,889	1,511	1,506	7,969	576	(1,949)			(1,373)
Loss (gain) on disposal of fixed assets - net(3)						703	(14)			689
Tax effect on adjustments(1)	(1,786)	(1,505)	(1,204)	(16,097)	(20,593)	(1,926)	558			(1,370)
Adjusted net income (loss)	$2,021	$3,361	$(479)	$732	$5,634	$643	$(1,937)			$(1,296)

Effective tax rate on adjustments(1)	38%	26%	31%	16%	18%	34%	446%			25%

Diluted weighted average number of common shares outstanding (GAAP):	21,991	22,011	22,161	22,289	22,145	22,388	22,395			22,392
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—	—			—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	7,139	7,139	7,139	7,139			7,139
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,130	29,150	29,300	29,428	29,284	29,527	29,534			29,531

Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)			$(0.04)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.07)	$(0.07)	$(0.16)	$(3.20)	$(3.53)	$(0.15)	$(0.13)			$(0.28)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	3.00	3.02	—	—			—
Restructuring	0.05	0.04	0.03	0.01	0.12	0.08	0.06			0.14
Transaction-related expenses	—	0.03	—	—	0.03	—	—			—
Integration and other restructuring costs	0.02	0.03	0.04	0.16	0.26	0.04	—			0.04
Share based compensation	0.06	0.09	0.05	0.06	0.25	0.02	(0.04)			(0.02)
Loss (gain) on disposal of fixed assets - net(3)						0.02	—			0.02
GAAP to non-GAAP impact per share(2)	0.01	—	0.02	(0.01)	0.04	0.01	0.04			0.06
Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)			$(0.04)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.

(3)
In 2015, the Company did not exclude losses and gains on disposals of fixed assets from adjusted net income due to insignificance. Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on a seating segment facility held for sale.